EXHIBIT 3.1

                          CERTIFICATE OF ELIMINATION
                                      OF
             SERIES B PREFERRED STOCK AND SERIES D PREFERRED STOCK
                                      OF
                             BERG ELECTRONICS CORP.

                      (Pursuant to Section 151(g) of the
              General Corporation Law of the State of Delaware)

     Berg Electronics Corp., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the "DGCL"), does hereby make this Certificate of Elimination and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board of Directors of the Corporation, by unanimous written consent dated August 31, 1996, duly approved and adopted the following resolutions:

     WHEREAS, pursuant to Article FOURTH of the Certificate of Incorporation (which authorizes 28,500,000 shares of Preferred Stock, $.01 par value), the Corporation filed (i) a Certificate of Designations of the Corporation dated February 26, 1993, as amended by the Certificate of Amendment of the Corporation dated April 27, 1993,respecting 5,000,000 shares (of which 2,029,188 have been issued and subsequently reacquired by the Corporation) of Series B Preferred Stock (the "Series B Preferred") and (ii) a Certificate of Designations dated April 28, 1993, as amended by the Certificate of Decrease of the Corporation dated September 27, 1993, respecting 7,000,000 shares (of which 2,278,809 shares have been issued and subsequently reacquired by the Corporation) of Series D Preferred Stock (the "Series D Preferred").

     NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series B Preferred and none of the authorized shares of Series D Preferred are outstanding and none of the authorized shares of Series B Preferred and none of the authorized shares of Series D Preferred will be issued subject to the Certificate of Designations of the Corporation dated February 26, 1993, as amended by the Certificate of Amendment of the Corporation dated April 27, 1993 (the "Series B Certificate of Designations") and the Certificate of Designations dated April 28, 1993, as amended by the Certificate of Decrease of the Corporation dated September 27, 1993 (the "Series D Certificate of Designations"), respectively; and

     FURTHER RESOLVED, that the President, any Vice President and the Secretary of the Corporation, any one of whom may act without the joinder of any of the others, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a certificate pursuant to
Section 151(g) of the DGCL, in the name and on behalf of the Corporation, setting forth these resolutions to eliminate from the Corporation's Certificate of Incorporation all matters set forth in the Series B Certificate of Designations and the Series D Certificate of Designations with respect to the Series B Preferred and the Series D Preferred, respectively.

                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

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     IN WITNESS WHEREOF, Berg Electronics Corp. has caused this Certificate of
Elimination to be signed on behalf of the Corporation by David M. Sindelar, as Senior Vice President and Chief Financial Officer, this 11th day of September, 1996.

                                       BERG ELECTRONICS CORP.





                                         /s/ DAVID M. SINDELAR
                                       ________________________________
                                       David M. Sindelar
                                       Senior Vice President and
                                       Chief Financial Officer
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